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                    ASSET PURCHASE AGREEMENT


                            BETWEEN


                       ACME BRICK COMPANY

                             BUYER



                              and



                    TEMTEX INDUSTRIES, INC.

                             SELLER














                        October 22, 1998




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TABLE OF CONTENTS

1.   Purchased and Sale                                         1
     1.1  Purchased Assets                                      1
     1.2  Assumption of Specified Liabilities                   4
     1.3  Non-Assumption of Certain Liabilities                 8
     1.4  No Expansion of Third-Party Rights                   10
     1.5  Corporate Action by Seller                           10

2.   Purchase Price and Closing                                11
     2.1  Purchase Price                                       11
     2.2  Purchase Price Adjustments.                          11
     2.3  The Closing                                          14

3.   Representations and Warranties of Seller                  15
     3.1  Existence; Good Standing; Corporate Authority;
          Compliance With Law                                  15
     3.2  Authorization, Validity and Effect of Agreements     15
     3.3  Financial Statements                                 16
     3.4  Absence of Certain Changes or Events                 16
     3.5  Taxes                                                17
     3.6  Personal Property                                    17
     3.7  Accounts Receivable                                  17
     3.8  Inventory                                            17
     3.9  Business Property Rights                             17
     3.10 Owned Real Property                                  18
     3.11 Leased Real Property                                 20
     3.12 Title to Property; Encumbrances; Sufficiency of
          Purchased Assets                                     20
     3.13 Licenses and Permits                                 20
     3.14 Compliance with Law                                  21
     3.15 Litigation                                           21
     3.16 Contracts                                            21
     3.17 Labor Matters                                        22
     3.18 Employee Plans                                       22
     3.19 Insurance                                            23
     3.20 Environmental Matters                                23
     3.21 Customers and Suppliers                              23
     3.22 No Brokers                                           23
     3.23 No Other Agreements to Sell the Purchased Assets     23
     3.24 Accuracy of Information                              23

4.   Representations and Warranties of Buyer                   24
     4.1  Existence; Good Standing; Corporate Authority;
          Compliance With Law                                  24
     4.2  Authorization, Validity and Effect of Agreements     24

5.   Survival of Provisions/Indemnification                    25
     5.1  Survival of Provisions                               25
     5.2  Indemnification by Seller                            25
     5.3  Indemnification by Buyer                             26
     5.4  Limitations on Indemnification                       26
     5.5  Conditions of Indemnification                        28
     5.6  Buyer's Right of Withholding and Offset              29

6.   Other Covenants and Agreements                            30
     6.1  Restrictive Covenants                                30
     6.2  Conduct of the Business                              32
     6.3  Consents and Approvals                               32
     6.4  Access to Properties and Records                     33
     6.5  Acquisition Proposals                                33
     6.6  Public Announcements                                 34
     6.7  Notification of Certain Matters                      34
     6.8  Execution of Additional Documents                    34
     6.9  Costs and Expenses                                   34
     6.10 Transfer Taxes                                       34
     6.11 Cooperation on Tax Matters; Business Records         34
     6.12 Allocation of Total Purchase Price                   35
     6.13 Proration of Property Taxes                          35
     6.14 Offers of Employment                                 36
     6.15 Title Commitments, Title Policies and Surveys
            Covering Owned Real Property                       36
     6.16 Environmental Information                            37

7.   Conditions of Closing                                     37
     7.1  Buyer's Conditions of Closing                        37
     7.2  Seller's Conditions of Closing                       39

8.   Termination and Abandonment                               40
     8.1  Reasons for Termination                              40
     8.2  Procedure Upon and Effect of Termination             41

9.   Miscellaneous                                             41
     9.1  Notices                                              41
     9.2  Binding Effect; Benefits                             43
     9.3  Entire Agreement                                     43
     9.4  Governing Law                                        43
     9.5  Counterparts                                         44
     9.6  Headings                                             44
     9.7  Waivers                                              44
     9.8  Merger of Documents                                  45
     9.9  Incorporation of Exhibits and Schedules              45
     9.10 Severability                                         45
     9.11 Assignability                                        45

     9.12 Drafting                                             45
     9.13 References                                           46
     9.14 Calendar Days, Weeks and Months                      46
     9.15 Gender; Plural and Singular                          46
     9.16 Cumulative Rights                                    46
     9.17 No Implied Covenants                                 46
     9.18 Attorneys' Fees                                      46
     9.19 Indirect Action                                      46

Exhibit

A     Form of Bill of Sale, Assignment and Assumption Agreement
B     Form of Legal Opinion of Seller's Counsel
C     Form of Legal Opinion of Buyer's Counsel

Schedule

1.1.1A         Owned Real Property
1.1.1B         Leases and Leased Real Property
1.1.1C         Certain Purchased Assets
1.1.1D         Business Property Rights
1.1.1E         Description of the Owned Gas Pipeline
1.1.2          Excluded Assets
1.2A           Certain Long Term Debt and Current Maturities
                  Assumed Liabilities
1.2B           Assumed Contracts
3.1            Violations of Law; Failures to Obtain Permits
3.2            Seller's Third Party Consents Required;
                 Defaults; Violations
3.3            Interim Financial Statements
3.10           Owned Real Property Matters
3.11           Defaults Under Leases
3.12           Certain Encumbrances
3.13           Licenses and Permits
3.14           Violations of Law
3.15           Pending or Threatened Litigation or Claims
3.16           Material Contracts
3.17           Employment and Labor Agreements
3.18           Employee Plans
3.19           Insurance
3.20           Environmental Matters
4.2            Buyer's Third Party Consents Required;
                 Defaults; Violations
6.15           Encumbrances on Owned Real Property to be
                 Removed Prior to Closing

                    ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of October 22, 1998, by and between ACME BRICK COMPANY, a
Delaware corporation ("Buyer"), and TEMTEX INDUSTRIES, INC., a
Delaware corporation ("Seller").

     WHEREAS, Seller is engaged, among other things, in the business of manufacturing, storing, selling, delivering, supplying and/or distributing clay face brick products through its Texas Clay Industries division (the "Business"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   PURCHASED AND SALE.

          1.1  PURCHASED ASSETS.

               1.1.1 On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, bargain, set over, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets and properties of Seller (hereinafter referred to collectively as the "Purchased Assets"), except any of the following which are Excluded Assets:

                    (i)  the real property described on Schedule
               1.1.1A hereof, together with all interests in such real property (including, without limitation, leases and contract rights), all buildings, improvements and other structures located on such real property, all uses, easements and rights-of-way which benefit such real property, and all minerals (surface and subsurface), clays and sands located on, at or below such real property (such assets and properties being collectively referred to herein as the "Owned Real Property");

                    (ii) all rights, title and interest of Seller
               under the leases or subleases of real property or interests in real property (including mineral, sand or clay rights) described on Schedule 1.1.1B hereof (such leases and subleases being collectively referred to herein as the "Leases" and the real property or interests in real property leased or subleased under the Leases being collectively referred to herein as the "Leased Real Property");

                    (iii) all of the assets and properties of Seller of every kind, nature and description which are located at or on any of the Owned Real Property or Leased Real Property, except any such assets or properties which may be disposed of after the date hereof in the ordinary course of business consistent with past practice;

                    (iv) all of the assets and properties
               (wherever located) set forth in a detailed list of plant and equipment as of the date of the Balance Sheet (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1C, and all such assets and properties of the Business as may have been acquired by Seller after the date of the Balance Sheet which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets or properties which have been or may be disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice;

                    (v)  all accounts, notes and other
               receivables (including, without limitation, amounts due from distributors or customers of the Business) and related deposits, security or collateral therefor arising out of the operations of the Business, as the same shall exist as of the Closing Date;

                    (vi) all inventories, inventories of parts,
               raw materials, work in process and finished goods which are held in connection with, or used or held for use in the business and operations of, the Business, except any such assets or properties which may be disposed of after the date hereof in the ordinary course of business consistent with past practice;

                    (vii)     all drawings, blueprints,
               specifications, designs and data pertaining to the Purchased Assets;

                    (viii)    all technology, know-how, designs,
               devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information which are held in connection with, or used or held for use in, the manufacture of clay face brick products;

                    (ix) all patents and applications therefor
               and the licenses thereto, and all trademarks and tradenames (including, without limitation, "Texas Clay", "Texas Clay Products", "Texas Clay Industries", "Building Better Places, Brick by Brick" and any variations thereof), trademark and tradename registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses thereto, which are listed or described on Schedule 1.1.1D hereof (such assets and properties being hereinafter collectively referred to as the "Business Property Rights"), together with the goodwill and the business appurtenant thereto;

                    (x)  that certain 3 inch, 6-1/2 mile natural
gas
               pipeline more fully described in Schedule 1.1.1E hereof, together with all rights-of-way and easement interests, if any, owned or held by Seller in connection therewith (such assets and properties being collectively referred to herein as the "Owned Gas Pipeline");

                    (xi) all catalogues, brochures, sales
               literature, promotional material, samples and other selling material pertaining to the Purchased
               Assets;

                    (xii)     all books and records and all
               files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets, provided, however, that Seller may retain copies thereof;

                    (xiii)    all rights, title and interest of
               Seller under all of its contracts, agreements, licenses, leases, sales orders, permits, purchase orders and other commitments (whether oral or written), other than the Leases (individually a "Contract" and collectively the "Contracts"), which Buyer will assume pursuant to Section 1.2 hereof;

                    (xiv)     all lists of past, present and
               qualified prospective customers of the Business and distributors of products of the Business;

                    (xv) all goodwill relating to the Purchased
               Assets;

                    (xvi)     all governmental establishment and
               product licenses and permits, approvals, license and permit applications and license and permit amendment applications pertaining to the Purchased Assets; and

                    (xvii)    all claims against third parties,
               whether or not asserted and whether now existing or hereafter arising, related to the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to any of the Purchased Assets).

               1.1.2     Anything herein contained to the
          contrary notwithstanding, (i) the assets and properties of Seller which are not held in connection with, or not used or held for use in the business or operations of, the Business are specifically excluded from the Purchased Assets and shall be retained by Seller; and
          (ii) the assets and properties of Seller which are held in connection with, or used or held for use in the business or operations of, the Business and which are described in Schedule 1.1.2 hereof, as the same shall exist as of the Closing Date (collectively the "Excluded Assets"), are specifically excluded from the Purchased Assets and shall be retained by Seller.

               1.1.3 Subject to Section 1.1.4 hereof, at the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit "A" (the "Bill of Sale, Assignment and Assumption Agreement"), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, (ii) a special warranty deed in form and content reasonably satisfactory to Buyer relating to each of the tracts of Owned Real Property, and (iii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes hereof.

               1.1.4 Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Lease or Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Lease or Contract hereunder that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, Seller shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval be obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in all benefits under any such Lease or Contract, including without limitation performance by Seller as agent if economically feasible; provided, however, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date. Seller shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such contractual consent or approval before or after the Closing Date. Nothing in this Section 1.1.4 shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Leases, and of all of the Contracts it has requested be assigned to it hereunder, nor shall this Section 1.1.4 be deemed to constitute an agreement to exclude any Leases or Contracts from the terms of this Agreement.

          1.2 ASSUMPTION OF SPECIFIED LIABILITIES. Upon the terms and subject to the conditions set forth herein, subject however to Section 1.1.4 and 1.3 hereof, and as additional consideration for Buyer's purchase of the Purchased Assets, Buyer shall, on the Closing Date, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

               (i) accounts payable of the Business as at the Closing Date incurred in the ordinary course of business and consistent with past practice (not to exceed $800,000.00 in the aggregate);

               (ii) accrued liabilities of Seller relating to the Richardson Property (as such term is hereinafter defined) as at the Closing Date (not to exceed
          $141,000.00 in the aggregate);

               (iii)     the long term debt and current
          maturities liabilities of the Business listed on
          Schedule 1.2A hereof (not to exceed $123,000.00 in the case of long term debt liabilities and $90,000.00 in the case of current maturities liabilities), less any such liabilities which are paid, performed or discharged by Seller between the date hereof and the Closing Date;

               (iv) those liabilities or obligations of Seller with respect to clay pit reclamation on the Owned Real
          Property or under the Leases, whether or not occurring before or after the Closing Date;

               (v) those liabilities or obligations of Seller accruing after the Closing Date under the Leases (other than liabilities or obligations with respect to clay pit reclamation) or under the terms of a Contract (x) which is listed on Schedule 1.2B hereof, or (y) which otherwise relates to the Business and which was entered into by Seller after the date hereof and on or prior to the Closing Date in the ordinary course of business and consistent with past practice and which Buyer, in the exercise of its sole discretion, desires to assume and agree to pay, perform and discharge, in each case less any such liabilities or obligations which are paid, performed or discharged by Seller between the date hereof and the Closing Date;

               (vi) the obligations of Seller to ship finished products relating to the Business with respect to all outstanding orders from customers or distributors for such products which are not fully shipped as of the Closing Date and which arose on or prior to the Closing Date in the ordinary course of business and consistent with past practice;

               (vii)     all warranties, liabilities or
          obligations to customers or distributors with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date (and which are included as part of the inventories portion of the Purchased Assets) and which are shipped by Buyer after the Closing Date;

               (viii) all wages and benefits for employees of the Business who did not receive any required notice under the Worker Adjustment and Retraining Notification Act or for civil penalties by local governments which may be imposed for failure to give advanced notice under the Worker Adjustment and Retraining Notification Act, including without limitation fines and attorneys' fees;

               (ix) liabilities or obligations with respect to any Environmental Condition (as such term is hereinafter defined) relevant to any Site (as such term is hereinafter defined) or any facilities or operations thereon, except for any Serious Environmental Condition (as such term is hereinafter defined);

               (x) any liabilities or obligations with respect to any violation of an Environmental Law (as such term is hereinafter defined) with respect to any Site or any facilities or operations thereon, except for any Serious Environmental Condition arising therefrom;

               (xi) liabilities or obligations with respect to the removal, closure and any remediation activities associated with any underground storage tanks located at the Owned Real Property, except for any Serious Environmental Condition arising therefrom;

               (xii)     liabilities or obligations for all
          fines, penalties and remedial work required by the Texas Natural Resources Conservation Commission (the "TNRCC") or other governmental agency after the Closing Date to bring facilities of the Business as currently operated into compliance with all orders, decrees, rules and regulations of the TNRCC or such governmental agency;

               (xiii)    any individual warranty claim of
          $3,000.00 or less with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date (provided, however, that Buyer's aggregate Assumed Liability under this Section 1.2(xiii) for all such claims shall not exceed $40,000.00); and

               (xiv)     any other liabilities or obligations of
          Seller expressly assumed by Buyer under any other provision of this Agreement.

          Subject to Sections 1.1.4 and 1.3 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement, under the terms of which Buyer shall assume the Assumed Liabilities.

          As used herein, the term "CERCLA" means the Comprehensive Environmental Response, Compensation and
     Liability Act, 42 U.S.C. '9601 et seq., as amended to the date hereof.

          As used herein, the term "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

          As used herein, the term "Environmental Condition" shall mean any condition with respect to the Environment on or off any Site, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Seller or Buyer by any third party (including, without limitation, any government entity), including without limitation any condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any Site and/or any activity or operation formerly conducted by any person or entity on or off any Site.

          As used herein, the term "Serious Environmental Condition" shall mean any condition with respect to contaminated groundwater on or off any Site, which (a) existed at the Closing Date and is discovered within two years after the Closing Date, and (b) under any Environmental Law requires Seller or Buyer to conduct monitoring, investigatory or corrective action to address the contaminated groundwater. Corrective action means any engineering control designed to prevent the migration of the contaminated groundwater, any long-term monitoring necessary to assess natural attenuation of contaminants, or any treatment process designed to remove groundwater contaminants necessary to achieve risk-based cleanup levels for the contaminated groundwater.

          As used herein, the term "Site" shall mean any Owned
     Real Property or Leased Real Property.

          As used herein, the term "Environmental Laws" shall mean all applicable laws and regulations (federal, state, and local), whether existing as of the date hereof, previously enforced or subsequently enacted, relating to pollution, the protection of environmentally sensitive areas or species, or to the protection of public safety, public health, public welfare, industrial hygiene, or the Environment, including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law, and (iii) judicial and administrative interpretations thereof.

          As used herein, the term "Hazardous Material" shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as "hazardous substances", "hazardous materials", or "hazardous waste" "pollutant or contaminant", "petroleum" or "natural gas liquids" in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes), and
     (ii) any asbestos or presumed asbestos
     containing materials, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil, solid waste, pollutants, and other contaminants (whether or not regulated under any Environmental Law).

          As used herein, the term "Release" or "Released" shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

          1.3  NON ASSUMPTION OF CERTAIN LIABILITIES.
     Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in Section 1.2 hereof (the "Excluded Liabilities"). Anything in Section
     1.2 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

               (i) except for the liabilities assumed by Buyer pursuant to section 1.2(viii) hereof, any and all claims, liabilities or obligations that arise, result from, or relate in any way to any or all employment practices, decisions, actions, or proceedings undertaken by Seller prior to or on the Closing Date in connection with persons employed or seeking to be employed in connection with the operation of the Business, including without limitation any and all claims, liabilities or obligations that arise out of, result from, or relate to (a) Employment and Labor Agreements, Employee Policies and Procedures or Plans (as such terms are hereinafter defined), (b) any National Labor Relations Board ("NLRB") proceedings,
          (c) any other matters arising out of the employment of people in connection with the operation of the Business, such as workers' compensation, wage and hour, safety and health, employment discrimination, unfunded pension liability for vested and non-vested employees, vacation accruals, and the like, and (d) any liability, including without limitation federal and state income tax liability, by reason of Seller's failure, through any act or omission prior to or on the Closing Date, to comply with the requirements of COBRA (as such term is hereinafter defined) with respect to any "qualified beneficiary" (as defined in COBRA); or

               (ii) any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to the Business and attributable to periods or events prior to or ending or occurring on the Closing Date or (y) except as otherwise specifically provided in Section 6.10 hereof, any Taxes, legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

               (iii) any and all liabilities or obligations of Seller relating to the Business arising out of any litigation, action, suit or proceeding based upon an event occurring, a condition existing or a claim arising relating to the Business (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products of the Business sold by Seller on or prior to the Closing Date and attributable to acts relating to the Business performed or omitted by Seller on or prior to the Closing Date (other than any of the foregoing which constitute Assumed Liabilities); or

               (iv) any individual warranty claim in excess of $3,000.00 (or any warranty claim of $3,000.00 or less in excess of Buyer's maximum Assumed Liability for such claims under Section 1.2(xiii) hereof) with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date; or

               (v) any and all liabilities or obligations of Seller under any of the Leases or Contracts assigned to Buyer hereunder based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date, or (ii) after the Closing Date in the case of liabilities or obligations thereunder attributable to acts performed or omitted by Seller on or prior to the Closing Date (other than any of the foregoing which constitute Assumed Liabilities); or

               (vi) any and all liabilities or obligations arising out of any claim, litigation, action, suit or proceeding by third parties (including, without limitation, current or former employees of the Business) in respect of the death or personal injury of any person attributable to acts relating to the Business performed or omitted, or the operation of the Business, on or prior to the Closing Date (including, without limitation, any Releases of any Hazardous Material on, at or from any Site existing or occurring on or prior to the Closing Date); or

               (vii)     any and all liabilities or obligations
          of Seller arising out of or related to this Agreement.

          As used herein, the term "COBRA" means the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions.

          As used herein, the term "Code" means the Internal
     Revenue Code of 1986, as amended.

          As used herein, the term "ERISA" means the Employee
     Retirement Income Security Act of 1974, as amended.

          As used herein, the terms "Tax" or "Taxes" means all federal, foreign, state, county, local or other net or gross income, gross receipts, sales, use, transfer, transfer gains, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts).

          1.4 NO EXPANSION OF THIRD-PARTY RIGHTS. The assumption by Buyer of any Assumed Liabilities hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such Assumed Liabilities shall not create any third-party beneficiary rights.

          1.5  CORPORATE ACTION BY SELLER.

               1.5.1 Seller hereby represents and warrants to Buyer that Seller's Board of Directors (the "Board") has, without dissent of any member thereof, (i) determined that this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby are fair to and in the best interests of its stockholders; and (ii) approved and adopted this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby, and resolved to recommend, and to continue to recommend between the date hereof and the earlier of the Closing Date or the Termination Date (as such term is hereinafter defined), that Seller's stockholders vote in favor of the approval and adoption of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby and to use the Board's best efforts to obtain such stockholder approval.

               1.5.2     As soon as practicable after the
          execution of this Agreement, Seller shall duly call and cause to be held an annual or special meeting of its stockholders and shall direct that this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby be submitted to Seller's stockholders for the purpose of approving and adopting the same. Seller agrees to use its best efforts to obtain approval of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby by its stockholders.

                    As promptly as possible after the execution of this Agreement, Seller shall prepare and mail a proxy statement and other proxy materials for such meeting and shall comply with all legal requirements applicable hereto. Seller shall provide Buyer and its representatives with a reasonable opportunity to review and comment on such proxy statement and other materials before they are distributed to Seller's stockholders. Seller shall comply with all provisions of federal and state securities laws applicable to solicitation of proxies and consummation of the sale of the Purchased Assets hereunder.

               1.5.3 Seller further represents and warrants to Buyer that each member of the Board has agreed for the benefit of Buyer to vote or cause others to vote all of the shares of capital stock of Seller beneficially owned by such Board member or his affiliates (to the extent such shares have voting rights) in favor of the approval and adoption of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby. Evidence of such agreement has been provided to Buyer prior to the execution of this Agreement.

     2.   PURCHASE PRICE AND CLOSING.

          2.1  PURCHASE PRICE.

               2.1.1 BEGINNING PURCHASE PRICE. Subject to adjustment as provided in Section 2.2 below, the purchase price for the Purchased Assets shall be $12,970,000.00 (such price, as adjusted as provided in Section 2.2 below, being herein referred to as the "Purchase Price").

               2.1.2 INITIAL PAYMENT. At the Closing, Buyer shall deliver to Seller an initial payment determined by Buyer pursuant to this Section 2.1.2 (the "Initial Payment"). At least five business days prior to the Closing Date, Seller shall deliver to Buyer copies of the most recently available month end unaudited balance sheet of the Business, and the unaudited statement of income of the Business for the period ended on such month end, together with the notes and schedules thereto, if any, and such other information as requested by Buyer as may be reasonably necessary to make the calculation of the Initial Payment pursuant to this Section 2.1.2. Such financial statements shall present fairly the financial position, results of operations and cash flows of the Business as at the month end date thereof and for the period then ended, in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments. Buyer shall then determine in good faith (solely for purposes of determining the Initial Payment pursuant to this Section 2.1.2) the Purchase Price and the adjustments thereto set forth in Sections 2.2.1,
          2.2.2 and 2.2.3 below based on such financial statements (and such other information provided by Seller) and assuming, for such purpose, that such adjustments were made as at the month end date of such balance sheet rather than as at the Closing Date as provided in Sections 2.2.1, 2.2.2 and 2.2.3 below. Prior to the Closing, Buyer shall provide to Seller a schedule setting forth in reasonable detail such determination by Buyer. At the Closing, Buyer shall deliver to Seller as the Initial Payment, by means of federal funds wire or interbank transfer in immediately available funds to such bank account(s) as Seller shall designate, the greater of (i) $11,500,000.00, or (ii) an amount equal to the Purchase Price

          (as theretofore calculated and adjusted by Buyer for purposes of determining the Initial Payment pursuant to this Section 2.1.2) less $300,000.00.

          2.2  PURCHASE PRICE ADJUSTMENTS.

               2.2.1 TRADE ACCOUNTS RECEIVABLE ADJUSTMENT. As used herein, "Trade Accounts Receivable" shall mean all accounts, notes and other receivables (including, without limitation, amounts due from customers whether recorded as accounts, notes or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller), which (i) are payable to or for the benefit of the Business as at the Closing Date, (ii) arise out of the ordinary course of business of the Business, and (iii) represent bona fide, undisputed indebtedness (subject to no counterclaim, right of offset or warranty claim and after taking into account all offsets and credits thereto) incurred by the applicable account debtor for goods held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale.

               If the aggregate net amount owing on all Trade Accounts Receivable is less than $877,000.00, then the Purchase Price shall be decreased by the amount that the aggregate net amount owing on all Trade Accounts Receivable is less than $877,000.00. If the aggregate net amount owing on all Trade Accounts Receivable is more than $877,000.00, then the Purchase Price shall be increased by the amount that the aggregate net amount owing on all Trade Accounts Receivable is more than $877,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate net amounts owing on all Trade Accounts Receivable in excess of $2,250,000.00.

               2.2.2  INVENTORY/PREPAID CLAY LEASE EXPENSES
          ADJUSTMENT. As used herein, "Value" shall mean the lower of cost or replacement value, in the case of raw materials and supplies inventory, or the lower of cost or net realizable value (which is less than replacement value), in the case of work in progress and finished goods inventory, in each case as at the Closing Date; provided, however, that the Value of any unique runs of finished goods brick inventory classified as "seconds" (consistent with Seller's past practice as reasonably approved by Buyer) shall be equal to the lesser of (i) 70% of such cost or (ii) net realizable value.

               As used herein, "Inventory" shall mean all inventories of raw materials and supplies, work in process and finished goods as the same may exist on the Closing Date, wherever located, used or relating to the Business. The term Inventory excludes any of the foregoing which is not usable or saleable in the ordinary course of business of the Business as heretofore conducted.

               If the aggregate Value of Inventory is less than $1,657,000.00, then the Purchase Price shall be decreased by the amount that the aggregate Value of

          Inventory is less than $1,657,000.00. If the aggregate Value of Inventory is more than $1,657,000.00, then the Purchase Price shall be increased by the amount that the aggregate Value of Inventory is more than $1,657,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate Value of Inventory in excess of $2,440,000.00.

               As used herein, "Prepaid Clay Lease Expenses" shall mean all prepaid expenses paid and incurred by Seller as at the Closing Date relating to Seller's clay leases entered into in the ordinary course of business of the Business consistent with past practice.

               If the aggregate amount of Prepaid Clay Lease Expenses is less than $20,000.00, then the Purchase Price shall be decreased by the amount that the aggregate amount of Prepaid Clay Lease Expenses is less than $20,000.00. If the aggregate amount of Prepaid Clay Lease Expenses is more than $20,000.00, then the Purchase Price shall be increased by the amount that the aggregate amount of Prepaid Clay Lease Expenses is more than $20,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate amounts of Prepaid Clay Lease Expenses in excess of $25,000.00.

               2.2.3 LIABILITIES ADJUSTMENT. To the extent assumed by Buyer pursuant to Section 1.2 hereof, the accounts payable of the Business and accrued liabilities of Seller relating to the Richardson Property (as such term is hereinafter defined), in each case as at the Closing Date and incurred in the ordinary course of its business consistent with past practice (not to exceed the applicable maximum amounts therefor referred to in Sections 1.2(i) and 1.2(ii) hereof), shall decrease the Purchase Price on a dollar for dollar basis.

               2.2.4  ADJUSTMENTS REPORT.

                    (a)  Within 120 days after the Closing Date,
          Buyer shall deliver to Seller a report (the
          "Adjustments Report"), prepared by Buyer in good faith and on a reasonable basis, setting forth in reasonable detail Buyer's determination of the adjustments set forth in Sections 2.2.1, 2.2.2 and 2.2.3 hereof.

                    (b)  Within 30 days after receipt of the
          Adjustments Report, Seller shall review the Adjustments Report and notify Buyer in writing whether or not Seller accepts all or any of the adjustments set forth on the Adjustments Report. If Seller accepts the Adjustments Report with respect to all adjustments contained therein, Buyer or Seller, as appropriate, shall, within five business days of such acceptance, make the following adjustments: (i) if the Purchase Price calculated based on the Adjustments Report is greater than the Initial Payment, Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference, or (ii) if the Purchase Price calculated based on the Adjustments

          Report is less than the Initial Payment, Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference.

                    (c)  If Seller in good faith objects to any
          adjustments set forth on the Adjustments Report, Seller shall give notice thereof to Buyer in writing within 30 days after receipt of the Adjustments Report, specifying in reasonable detail the nature and extent of such disagreement and Buyer and Seller shall have a period of 30 days from Buyer's receipt of such notice in which to resolve such disagreement. If such notice of objection is not received by Buyer within 30 days after receipt of the Adjustments Report, it shall be deemed that Seller has accepted the Adjustments Report with respect to all items set forth therein and within five business days after the expiration of such 30 day period Buyer or Seller, as appropriate, shall make the payments described in Section 2.2.4(b) hereof. Any disputed amounts which cannot be agreed to by the parties within 30 days from Buyer's receipt of Seller's notice of objection to any of the adjustments set forth in the Adjustments Report shall be determined by the Houston, Texas office of the accounting firm of Ernst & Young LLP ("EY"). The engagement of and the determination by EY (or any other accounting firm designated by EY as set forth below) shall be completed within 60 days after such assignment is given to EY and shall be binding on and shall be nonappealable by Seller and Buyer. If for any reason EY is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Houston, Texas office of EY. The fees and expenses payable to EY (or any other accounting firm designated by EY) in connection with such determination will be borne 50% by Seller and 50% by Buyer, unless (i) the determination of EY (or any other accounting firm designated by EY) with respect to the disputed amounts results in a payment by Seller in an amount which exceeds by more than $25,000 the amount Seller shall have claimed it owes hereunder, in which case all the fees and expenses payable to EY (or any other accounting firm designated by EY) shall be paid by Seller, or (ii) the determination of EY (or any other accounting firm designated by EY) with respect to the disputed amounts results in a payment by Buyer in an amount which exceeds by more than $25,000 the amount Buyer shall have claimed it owed hereunder, in which case all the fees and expenses payable to EY (or any other accounting firm designated by EY) shall be paid by Buyer. Within five business days after final determination of all disputed amounts in the Adjustments Report as provided in this Section 2.2.4(c), Buyer or Seller, as appropriate, shall make the following adjustments: (i) if the Purchase Price as finally determined is greater than the Initial Payment, Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference; or (ii) if the Purchase Price as finally determined is less than the Initial Payment, Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference. Each party shall, upon the request of the other party, promptly reimburse such other party for any fees or expenses of EY (or any other accounting firm designated by EY) for which it is responsible under this Section 2.2.4(c) but which have been paid by such other party.

                    (d)  In the event any payment required by
          this Section 2.2.4 is not made by the appropriate party when due pursuant to the terms of this Section 2.2.4, such payment shall accrue interest from the date such payment was due at the lesser of 15% per annum or the maximum rate permitted by applicable law. Such interest shall be paid by the appropriate party upon demand by the other party.

          2.3 THE CLOSING. The closing of the purchase and sale of the Purchased Assets provided herein (the "Closing") shall occur (i) at the offices of Kelly, Hart & Hallman, a professional corporation, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 10:00 a.m., local time, on the first business day immediately following the day on or by which the last to be fulfilled or waived of the conditions set forth in Section 7 hereof shall be fulfilled or waived in accordance herewith or (ii) at such other time and place or on such other date as Seller and Buyer may mutually agree (such date and time of Closing being herein referred to collectively as the "Closing Date"). The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly licensed or qualified to do business as a foreign corporation under the laws of the State of Texas; (iii) is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the results of operations or financial condition of the Business and/or the Purchased Assets (a "Material Adverse Effect"); (iv) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (v) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (vi) except as set forth in Schedule 3.1 hereof, is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations that would not have a Material Adverse Effect; and (vii) except as set forth in
     Schedule 3.1 hereof, has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, except where the failure to obtain such licenses, permits or authorizations, or the failure to take such actions, would not have a Material Adverse Effect.

          3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

               3.2.1  The execution and delivery of this
          Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board and, except for the approval of Seller's stockholders, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

               3.2.2  This Agreement constitutes, and all
          agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

               3.2.3  The execution and delivery of this
          Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, except as set forth on Schedule 3.2 hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which it is bound; or (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Seller as amended to the date hereof.

               As used herein, the term "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

          3.3 FINANCIAL STATEMENTS. Attached as Schedule 3.3 are true and complete copies of the unaudited balance sheet of the Business as at July 31, 1998 (the "Balance Sheet"), and the unaudited statement of income of the Business for the eleven-month period ended on such date, together with the notes and schedules thereto, if any. The financial statements described in this Section 3.3 are referred to herein collectively as the "Interim Financial Statements". Except as set forth in
     Schedule 3.3 hereof, the Interim Financial Statements present fairly the financial position, results of operations and cash flows of the Business as at the date thereof and for the period then ended, in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments.

          3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since July 31, 1998, there has not been: (i) any material adverse change in the business, operations, properties, condition (financial or other) or prospects of the Business, and no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage, or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of any key employee of the Business. Since July 31, 1998, Seller has operated the Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Assets, all of which shall be released as of the Closing Date, (iii) sold or transferred any of the assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, (iv) defaulted on any material obligation relating to the operations of the Business, (v) entered into any transaction material to the Business, or materially amended or terminated any arrangement material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice, or (vi) entered into any agreement or made any commitment to do any of the foregoing.

          3.5 TAXES. Seller (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns required to be filed by it prior to the date hereof which relate to the Business or with respect to which the Business or the Purchased Assets are liable or otherwise in any way subject; (ii) has paid or fully accrued for all Taxes shown to be due and payable on such returns (which Taxes are all the Taxes due and payable under the laws and regulations pursuant to which such returns were filed); and
     (iii) has properly accrued for all such Taxes accrued in respect of it, the Business or the Purchased Assets for periods subsequent to the periods covered by such returns. No deficiency in payment of any such Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof.

          3.6 PERSONAL PROPERTY. The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller in the Business and included in the Purchased Assets are reasonably sufficient and adequate to carry on the Business as presently conducted.

          3.7 ACCOUNTS RECEIVABLE. All trade accounts, notes and other receivables arising out of the operations of the Business have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

          3.8 INVENTORY. The inventories of Seller which are held in connection with, or used or held for use in the business and operations of, the Business do not include any inventory which is not usable or saleable in the ordinary course of business of the Business as heretofore conducted.

          3.9  BUSINESS PROPERTY RIGHTS.

               3.9.1 The Business Property Rights comprise all patents and applications therefor and the licenses thereto, and all trademarks and tradenames, trademark and tradename registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses thereto, owned or held by Seller and which are used or held for use in connection with the Business and which are material to the Business.

               3.9.2 Seller owns or has valid rights to use all Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller's knowledge, threatened to make any claims that the operation of the Business is in violation of or infringes any other proprietary or trade rights of any third party. To the best of Seller's knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

          3.10 OWNED REAL PROPERTY. The Owned Real Property comprises all of the real property owned, either in whole or in part, by Seller which is currently used or held for use in connection with the Business as now being conducted. Except as set forth in Schedule 3.10 hereof, Seller, as lessor, does not lease any Owned Real Property to any third party. Except as set forth in Schedule 3.10 hereof,

                    (i)  Seller has not received any notice from
               any insurance company or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Owned Real Property or suggesting, requiring or requesting the performance of any repairs, alterations or other work to the Owned Real Property that have been performed.

                    (ii) All permanent certificates of occupancy
               and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire insurance underwriters (or other body exercising similar functions), in each case for the operation of the Owned Real Property as currently operated, which are material to the Business and which have been issued for the Owned Real Property, have been paid for, and are in full force and effect; all of the same will be assignable by Seller on the Closing Date, and none of them will be invalidated, violated, or otherwise adversely affected by the assignment thereof or by the transfer of the Owned Real Property to Buyer.

                    (iii)     The improvements on the Owned Real
               Property are being maintained and operated in substantial compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, and easements, and Seller has received no notice, written or verbal, claiming any violation of any of the same.

                    (iv) Utility systems and lines necessary to
               operate the Owned Real Property as currently operated serve the Owned Real Property and are connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Owned Real Property or through easements or rights of way benefitting, appurtenant to and forming a part of the Owned Real Property; and any such easements or rights-of-way have been fully granted; and all charges therefor have been fully paid by Seller and all charges for the aforesaid utility systems and the connection of the Owned Real Property thereto, including without limitation connection fees, "tie-in" charges and other charges now or hereafter to become due and payable, have been fully paid by Seller; provided, however, that Seller makes no representation or warranty with respect to the adequacy or validity of any easements associated with the Owned Gas Pipeline.

                    (v)  All contractors, subcontractors, and
               other persons or entities furnishing work, labor, materials or supplies to Seller or Seller's predecessors in interest for the development and construction of the Owned Real Property have been paid in full for all work performed to date except for retainage in customary amounts in accordance with the construction contracts for the Owned Real Property, and there are no claims against Seller or the Owned Real Property in connection therewith.

                    (vi) No zoning variances, special exceptions
               or other special relief from applicable
               governmental requirements have been issued for the construction of the Owned Real Property or for its present or intended use.

                    (vii)     Seller has not received any notice
               of any governmental regulation, order or requirement restricting the operation of the Owned
               Real Property in the manner in which the Owned
               Real Property is being operated on the date hereof.

                    (viii) Seller has not received any written notice of, nor to the best of Seller's knowledge, is there any proceeding pending for the increase or decrease of the assessed valuation of all or any portion of the Owned Real Property.

                    (ix) Seller has not received any notice of
               any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Owned Real Property.

                    (x) No portion of the Owned Real Property is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Owned Real Property is located in any conservation or historic district.

                    (xi) No assessments for public improvements
               have been made against the Owned Real Property which remain unpaid and all such assessments which have been or could be levied for public improvements ordered, commenced or completed prior to the Closing Date have been paid for in full by Seller. All ad valorem real property taxes and personal property taxes related to the Owned Real Property and the personal property therein have been paid through and including 1997.

                    (xii)     There are no special assessments
               respecting the Owned Real Property which will result from work, activities or improvements done to the Owned Real Property by Seller in the course of construction, alteration or repair of the Owned Real Property.


          3.11 LEASED REAL PROPERTY. The Leases comprise all of the leases or subleases by Seller of real property or interests in real property (including mineral, sand or clay rights) used or held for use in connection with the Business as now being conducted. Seller has not received any written notification that it is in default with respect to any of the Leases nor are there any disputes between any landlord and Seller with respect to the Leases that would affect the right of Seller to remain in possession or otherwise affect the current use of the property leased or the rental amount then due. Except as set forth in Schedule 3.11 hereof, Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Seller's knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. True and complete copies of all Leases have been made available to Buyer or its representatives.

          3.12 TITLE TO PROPERTY; ENCUMBRANCES; SUFFICIENCY OF PURCHASED ASSETS. Seller has good, valid and, in the case of the Owned Real Property, indefeasible fee simple, title to all the Purchased Assets, in each case free and clear of all Encumbrances except for (i) Encumbrances on the Owned Real Property reflected in any Title Commitment (as such term is hereinafter defined) or (ii) other Encumbrances reflected in Schedule 3.12 hereof; provided, however, that Seller makes no representation or warranty with respect to the adequacy or validity of any easements associated with the Owned Gas Pipeline. No part of the Business is operated by Seller through any person or entity other than Seller. The Purchased Assets, together with the Excluded Assets, comprise all of the assets and properties of Seller which are held in connection with, or used or held for use in the business or operations of, the Business as now being conducted and which are required for the continued conduct of the Business as now being conducted.

          3.13 LICENSES AND PERMITS. Schedule 3.13 hereof sets forth a true and complete list of all of Seller's material licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent), including without limitation any environmental permits, issued or granted to it with respect to the Business by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Except as set forth on Schedule 3.13, each of Seller's Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

          3.14 Compliance with Law.  Except as set forth on
     Schedule 3.14 hereof or except to the extent constituting an Assumed Liability, the operations of the Business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over it and its assets, properties and operations, except where the failure to so conduct its business would not have a Material Adverse Effect. Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, or is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or the Purchased Assets, except where the violation or default would not have a Material Adverse Effect.

          3.15 LITIGATION. Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best of Seller's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. Neither the Business nor the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Business or the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

          3.16 CONTRACTS. Schedule 3.16 hereof sets forth a true and complete list of all material Contracts by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound in connection with the Purchased Assets or the Business. All of the Contracts to be assumed by Buyer hereunder are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms. Seller and, to its best knowledge, each other party to such assumed Contracts has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, such assumed Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The enforceability of such assumed Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement, subject to any required consents. Seller has delivered to Buyer or its representatives true and complete originals or copies of all such written assumed Contracts and summaries of all such oral assumed Contracts.

          3.17 LABOR MATTERS. Except for Seller's Collective Bargaining Agreement with the United Steel Workers of America District Number 12, (i) Seller is not a party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law), (iii) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor does Seller know of any activities or proceedings of any labor union to organize any such employees, and (iv) Seller is not a party to or subject to any conciliation agreements, consent decrees or settlements with respect to the Business or its employees. Seller has furnished to Buyer complete and correct copies of all such agreements (the "Employment and Labor Agreements"). Seller has not breached or otherwise failed to comply with any provisions of the Employment and Labor Agreements, there are no grievances outstanding thereunder.

          Except as set forth in Schedule 3.17 hereof: (i) Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment in each case relating to the Business, (ii) there is no unfair labor practice charge or complaint pending before the NLRB relating to the Business, or, to Seller's best knowledge, threatened against the Business, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller's best knowledge, threatened against or affecting the Business, and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Business within the last 24 months, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Business, (v) there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) Seller has not received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it relating to the Business and no such investigation is in progress.

          Seller has furnished Buyer with a complete and accurate list of all its employee manuals, policies, procedures and work-related rules that apply to employees of the Business
     ("Employee Policies and Procedures").

          3.18 EMPLOYEE PLANS.  Except as set forth in Schedule
     3.18 hereof, Seller does not maintain and does not have any obligation to contribute to any pension, savings, retirement, health, life, disability, other insurance, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans (whether or not "employee benefit plans" as defined in Section 3(3) of ERISA) with respect to the Business (collectively referred to herein as the "Plans"). Seller or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has incurred no liability under Title IV of ERISA or Section 412 of the Code, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Seller or any ERISA Affiliate.

          3.19 INSURANCE. Schedule 3.19 hereof lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring the Business and the Purchased Assets or relating to employees of the Business. Seller shall maintain the coverage under all policies and bonds listed in
     Schedule 3.19 hereof in full force and effect through the Closing Date.

          3.20 ENVIRONMENTAL MATTERS. Schedule 3.20 hereof sets forth a list of all documents, records and information in Seller's possession or control concerning Environmental Conditions and/or Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments, or site assessments of any Site and/or adjacent property or other property in the vicinity of any Site owned or operated by Seller relating to the Business, documentation regarding any on-site or off-site Release of Hazardous Materials, spill control plans, permits or registrations and related compliance, and environmental agency reports and correspondence. Seller has delivered to Buyer or its representatives true and complete originals or copies of all such documents, records and information.

          3.21 CUSTOMERS AND SUPPLIERS. Seller does not have any outstanding purchase contracts or commitments or unaccepted purchase orders relating to the Business which are in excess of the normal, ordinary and usual requirements. No supplier or subcontractor to the Business has reduced its shipments of orders issued by Seller, or threatened to discontinue, supplying such items or services to Seller on reasonable terms. Seller has not received notice that, nor does Seller have any knowledge that, any such supplier or subcontractor to the Business has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

          3.22 NO BROKERS. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.23 NO OTHER AGREEMENTS TO SELL THE PURCHASED ASSETS. Neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

          3.24 ACCURACY OF INFORMATION. None of Seller's representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to the Buyer in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

          4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the results of operations or financial condition of Buyer; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations that would not have a material adverse effect on the results of operations or financial condition of Buyer; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, except where the failure to obtain such licenses, permits or authorizations, or the failure to take such actions, would not have a material adverse effect on the results of operations or financial condition of Buyer.

          4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

               4.2.1  The execution and delivery of this
          Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

               4.2.2  This Agreement constitutes, and all
          agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

               4.2.3  The execution and delivery of this
          Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, except as set forth on Schedule 4.2 hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound; or
          (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date hereof.

     5.   SURVIVAL OF PROVISIONS/INDEMNIFICATION.

          5.1 SURVIVAL OF PROVISIONS. All the respective representations, warranties, covenants and agreements of each of the parties hereto made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive, in accordance with their terms, delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date, except as otherwise provided herein.

          5.2 INDEMNIFICATION BY SELLER. Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.2, Seller agrees to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Seller Indemnifiable Claims"):

               (a)  any and all Excluded Liabilities; or

               (b) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained herein or in any certificate or other instrument furnished or to be furnished by Seller to Buyer pursuant hereto.

          As used herein, the term "Losses" shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost or expense (including, without limitation, reasonable attorneys' fees and court costs) of any kind, nature or description.

          As used herein, the term "Buyer Indemnitee" shall mean
     Buyer and any entity controlling, controlled by or under common control with Buyer.

          As used herein, the term "control", "controlling" and "controlled" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          5.3 INDEMNIFICATION BY BUYER. Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.3, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Buyer Indemnifiable Claims"):

               (a)  any and all Assumed Liabilities; or

               (b) all warranties, liabilities or obligations to customers or distributors with respect to the repair or replacement of any finished products related to the Business which are manufactured by Buyer after the Closing Date, and all other liabilities or obligations of Buyer arising out of or related to the Purchased Assets and/or the Business that arise or occur after the Closing Date to the extent such liabilities or obligations do not constitute Excluded Liabilities; or

               (c) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto.

          5.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under Section 5.2 or 5.3 hereof are subject to the following limitations:

               (a)  No amount shall be payable by Seller in
          indemnification under Section 5.2 hereof until and unless the aggregate of all Losses incurred by all Buyer Indemnitees with respect to one or more Seller Indemnifiable Claims (other than Losses incurred by the Buyer Indemnitees with respect to Seller Indemnifiable Claims relating to any representation or warranty of Seller set forth in Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11, 3.12 or 3.20 hereof or to any
          Excluded Liability (including, without limitation, any Serious Environmental Condition)) shall exceed $25,000.00 (the "Threshold"), in which event the Buyer Indemnitees shall be entitled to indemnification under
          Section 5.2 hereof for all such Losses (including amounts up to the Threshold) incurred by all Buyer Indemnitees with respect to all such Seller Indemnifiable Claims up to an amount equal to the Purchase Price.

               (b)  No amount shall be payable by Seller in
          indemnification under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to any representation or warranty of Seller set forth in
          Section 3.1(iii), 3.3, 3.6, 3.8, 3.17, 3.18, 3.19, 3.23
          or 3.24 hereof, which representations and warranties shall be deemed to be conditions to the Closing and shall not survive the Closing or the Closing Date. No amount shall be payable by Seller in indemnification under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to the adequacy or validity of any easements associated with the Owned Gas Pipeline.

               (c) With respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to any representation or warranty of Seller set forth in Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11, 3.12 or 3.20 hereof or to any Excluded Liability (including, without limitation, any Serious Environmental Condition), such Buyer Indemnitee shall be entitled to indemnification under Section 5.2 hereof for all such Losses incurred by such Buyer Indemnitee with respect to such Seller Indemnifiable Claim without limitation as to the amount of such Losses.

               (d) The obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any breach of any representation or warranty of Seller set forth in
          Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11 or
          3.12 hereof, or to any Excluded Liability (other than any Serious Environmental Condition), shall not expire.

               (e)  Subject to Section 5.4(h) hereof, the
          obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any breach of any covenant or agreement of Seller set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

               (f)  Subject to Section 5.4(h) hereof, the
          obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any Serious Environmental Condition, or to any breach of any representation or warranty of Seller set forth in this Agreement (other than any breach of any representation or warranty of Seller set forth in Section 3.1(i), 3.1(iii), 3.2.1, 3.2.2, 3.3, 3.5, 3.6, 3.8, 3.9.1, 3.10, 3.11, 3.12,
          3.17, 3.18, 3.19, 3.23 or 3.24 hereof), shall terminate
          on the second anniversary of the Closing Date.

               (g)  Subject to Section 5.4(h) hereof, the
          obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any breach of any representation or warranty of Buyer contained in this Agreement shall terminate on the second anniversary of the Closing Date. The obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any Assumed Liability, or to any matter referred to in Section 5.3(b) hereof, shall not expire. Subject to Section 5.4(h) hereof, the obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any breach of any covenant or agreement of Buyer set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

               (h) The foregoing provisions of this Section 5.4 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a Seller Indemnifiable Claim or a Buyer Indemnifiable Claim, as the case may be, is given by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a Seller Indemnifiable Claim or a Buyer Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or recovering from the Indemnifying Party (whether through the courts or otherwise) on the Seller Indemnifiable Claim or the Buyer Indemnifiable Claim, as the case may be, by reason of the termination otherwise provided for above in this Section 5.4, if any.

          5.5 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a "Claim"):

               (a)  Promptly after the President of the
          Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

               (b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 5.5(a) hereof unless the Indemnifying Party shall establish by clear and convincing evidence that it has been irretrievably prejudiced thereby.

               (c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 5.2 or 5.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

          5.6  BUYER'S RIGHT OF WITHHOLDING AND OFFSET.

               5.6.1 In addition to any other rights of the Buyer Indemnitees, if any Seller Indemnifiable Claim remains unresolved as between Buyer and Seller on any date on which any payment of any amount is otherwise due and payable by Buyer hereunder, then Buyer shall be entitled to withhold payment of any such amount that is otherwise due and payable hereunder up to an aggregate amount equal to the estimated Losses with respect to all such unresolved Seller Indemnifiable Claims until the earlier of (i) such time as such Seller has paid all such unresolved Seller Indemnifiable Claims in full or otherwise corrected or remedied all such unresolved Seller Indemnifiable Claims to the reasonable satisfaction of Buyer or (ii) final adjudication (including appeals) by a court of competent jurisdiction; provided, however, that Seller does not waive any of its rights against wrongful withholding.

               5.6.2 Upon a final determination (by a court of competent jurisdiction or otherwise by agreement of Buyer and Seller) of the value of any Seller Indemnifiable Claim, Buyer shall be entitled to an offset and credit against the unpaid payments hereunder in an aggregate amount equal to the value of such Seller Indemnifiable Claim.

     6.   OTHER COVENANTS AND AGREEMENTS.

          6.1  RESTRICTIVE COVENANTS.

               6.1.1  CUSTOMER RESTRICTION.  Subject to Section
          6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) any clay brick product, or
          (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel such business with Buyer or any of its subsidiaries or affiliates or in any manner modify or fail to enter into any such actual or potential business relationship with Buyer or any of its subsidiaries or affiliates. As used in this
          Section 6.1, the term "Customer" means any person or entity for whom Seller provided clay brick product on or prior to the Closing Date. As used in this Section 6.1, the term "Vendor" means any third party selling or licensing a product or service to a Customer or to the Business on or prior to the Closing Date.

               6.1.2 NON-RAID. Subject to Section 6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) recruit or otherwise solicit or induce any person or entity who is, on the Closing Date or thereafter, an employee or Vendor of the Business to terminate their employment with, or otherwise cease or reduce their relationship with, the Business, Buyer or any of its subsidiaries or affiliates, or (ii) recruit or otherwise solicit any person or entity who, within the six months immediately preceding the Closing Date, had been an employee or Vendor of the Business.

               6.1.3 NONCOMPETITION. Subject to Section 6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller's name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a stockholder, investor, agent, associate or consultant of any person, partnership, corporation or other entity (other than Buyer or a subsidiary or affiliate of Buyer), the business of manufacturing, storing, delivering, selling, supplying or distributing clay brick products (but only for as long as such business is carried on by (i) Buyer and/or any of its subsidiaries or affiliates or (ii) any person, corporation, partnership, trust or other organization or entity deriving title from Buyer and/or any of its subsidiaries or affiliates to the assets and goodwill of such business) in any county in any state of the United States in which Buyer or any of its subsidiaries or affiliates conducts such business, or in any other county in each state of the United States. The parties intend that the covenants contained in this Section
          6.1.3 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 6.1.3.

               6.1.4 Notwithstanding anything to the contrary contained herein, the covenants set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof shall terminate in the event of a Change of Control (as such term is hereinafter defined). For purposes of this Section 6.1, a "Change in Control" shall be deemed to have occurred if any one of the following shall have occurred: (i) there is consummated a merger, consolidation or reorganization of Seller, other than a merger, consolidation or reorganization which would result in the voting securities of Seller outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Seller or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization; or
          (ii) the stockholders of Seller approve a plan of complete liquidation or dissolution of Seller or there is consummated an agreement for the sale or disposition by Seller of all or substantially all of Seller's assets, other than a sale or disposition by Seller of all or substantially all of Seller's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Seller immediately prior to such sale.

               6.1.5  REFORMATION.  If, in any judicial
          proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1,
          6.1.2 or 6.1.3 hereof because the time limit is too long, then it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, then it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

               6.1.6 INJUNCTIVE RELIEF. Seller acknowledges that a breach of Section 6.1.1, 6.1.2 or 6.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 6.1.1, 6.1.2 or 6.1.3 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller. Seller acknowledges that the restrictions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.


          6.2  CONDUCT OF THE BUSINESS.

               6.2.1 AFFIRMATIVE COVENANTS. On and after the date hereof and until the Closing Date or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8 hereof
          (the "Termination Date"), Seller shall:

                    (i)  conduct the operations of the Business
               according to its ordinary and usual course of business consistent with past practice; and

                    (ii) use its best efforts to preserve intact the Business' organization and goodwill, to keep available the services of its employees, and to maintain satisfactory relationships with suppliers, distributors, licensors, licensees, customers, employees and others having business relationships with the Business.

               6.2.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions to be taken in connection with any of the transactions contemplated hereby, without Buyer's prior written consent, Seller shall not, on or after the date hereof and until the earlier of the Closing Date or the Termination Date:

                    (i)  make any material change in the conduct
               of the Business or enter into any transaction other than in the ordinary course of business consistent with past practice;

                    (ii)  make any sale, transfer, or other
               conveyance of the Purchased Assets or any part thereof, except transactions pursuant to Contracts and dispositions of inventory or worn-out or obsolete equipment and machinery for fair or reasonable value in the ordinary course of business consistent with past practice;

                    (iii)  subject any of the Purchased Assets to
               any Encumbrance (other than under existing banking arrangements);

                    (iv)  take any action that would cause any of
               the representations and warranties made by it in this Agreement not to remain true and correct; or

                    (vi)  commit to do any of the foregoing.

          6.3 CONSENTS AND APPROVALS. Seller shall, at its cost and expense, use its reasonable efforts to obtain all necessary authorizations, consents, waivers, estoppel certificates and approvals of all governmental and regulatory authorities, and of all other persons or entities required in connection with the execution, delivery and performance by Seller of this Agreement (including, without limitation, obtaining all authorizations, consents, waivers, estoppel certificates and approvals as may be required in connection with the assignment of the Leases and of those Contracts to be assigned to Buyer pursuant hereto). Each party shall reasonably assist and cooperate with the other party in preparing and filing all documents, including permit, transfers, modifications and applications required to be submitted by the other to any governmental or regulatory authority, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations, estoppel certificates or approvals which may be required to be obtained in connection with such transactions (which assistance and cooperation shall include without limitation timely furnishing to the other party all information concerning such party that counsel to the other party reasonably determines is required to be included in such documents or would be helpful in obtaining any such consent, waiver, estoppel certificate, novation, authorization or approval).

          6.4 ACCESS TO PROPERTIES AND RECORDS. Seller shall afford to Buyer, and to the accountants, counsel, prospective lenders, agents and representatives of Buyer, upon reasonable notice, full access during normal business hours, throughout the period from the date hereof through the earlier of the Closing Date or the Termination Date, to the Business and all properties, books, Leases, Contracts and files and records (including but not limited to tax returns and correspondence with accountants) of Seller relating to the Business and, during such period, shall furnish promptly to Buyer all other information concerning the Business and its properties and personnel as Buyer may reasonably request; provided, however, that no investigation or receipt of information pursuant to this Section 6.4 shall qualify any representation or warranty of Seller or the conditions to the obligations of Buyer. In addition to the foregoing, Seller shall provide to Buyer all environmental studies and reports pertaining to the Business or the Purchased Assets and Seller acknowledges that Buyer's investigation pursuant to this Section 6.4 may include, without limitation, (i) testing of the soil, groundwater, building components, tanks and other equipment, and (ii) contacting present and potential customers and conducting such due diligence investigation relating to such customer relations as Buyer deems reasonably necessary or appropriate.

          6.5 ACQUISITION PROPOSALS. Until the earlier of the Closing Date or the Termination Date, Seller shall not, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise,
     (i) solicit, initiate or encourage submission of inquiries, proposals or offers from any person, corporation, partnership or other entity or group other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a portion of the Purchased Assets; or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice set forth in reasonable detail the identity of the Third Party and the terms and conditions of such inquiry, proposal or offer.

          6.6 PUBLIC ANNOUNCEMENTS. On or after the date hereof, and until the earlier of the Closing Date or the Termination Date, neither party shall furnish any written communication to the Business' suppliers, partners, customers, creditors or to the public generally if the subject matter thereof relates to the transactions contemplated hereby without the prior approval of the other party as to the content thereof; provided, however, that the foregoing shall not be deemed to prohibit disclosures pursuant to the proxy statement referred to in Section 1.5 hereof or any disclosure required by any applicable law or by any governmental authority having jurisdiction over such matters.

          6.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (ii) any material failure of Seller or of Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.8 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          6.9 COSTS AND EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          6.10 TRANSFER TAXES. Except as otherwise provided herein, any and all sales, use, transfer or similar Taxes ("Transfer Taxes") which result from the transfer of the Purchased Assets, Assumed Liabilities or the Business pursuant to this Agreement shall be borne 50% by Seller and 50% by Buyer. The parties shall prepare and file any related tax returns required to be filed in connection with the payment of such Transfer Taxes on a timely basis. After the Closing Date, each party shall, upon the request of the other party, promptly reimburse such other party for any Transfer Taxes or related expenses for which it is responsible under this Agreement but which have been paid by such other party.

          6.11 COOPERATION ON TAX MATTERS; BUSINESS RECORDS. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

          Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Business in existence on the Closing Date transferred to Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Business prior to or on the Closing Date, for the period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, Buyer agrees that it will not unreasonably withhold access by Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Business as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to the Business.

          6.12 ALLOCATION OF TOTAL PURCHASE PRICE. On or prior to the Closing Date, Buyer and Seller shall prepare a mutually agreeable preliminary allocation of the estimated final Purchase Price to be determined pursuant to Section
     2.2 hereof and the Assumed Liabilities among the Purchased Assets (any agreed allocation hereinafter referred to as the "Agreed Allocation"). A copy of the Agreed Allocation with respect to the Owned Real Property will also be delivered to the Title Company (as such term is hereinafter defined) and will constitute the agreement of Buyer and Seller with respect to the insurable value of each tract of Owned Real Property for purposes of the applicable Owners Title Policy (as such term is hereinafter defined). Buyer and Seller agree that the final allocation shall be made pursuant to the following procedure: after determination of the final Purchase Price pursuant to Section 2.2 hereof, Buyer shall deliver to Seller an allocation of such final Purchase Price and the Assumed Liabilities among the Purchased Assets. Seller shall accept and agree to such allocation by Buyer unless such allocation is manifestly unreasonable in light of the preliminary Allocation referred to above, in which case Seller shall deliver written notice to Buyer within 30 days after Seller's receipt thereof. If Seller so objects to such allocation, then Seller and Buyer shall prepare separate allocations of the final Purchase Price and Assumed Liabilities among the Purchased Assets. Buyer and Seller agree to act in accordance with the Agreed Allocation, if any, in any tax returns or similar filings. All fees and expenses relating to the Agreed Allocation shall be borne equally by the parties. In the event that any Tax authority disputes the Agreed Allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

          6.13 PRORATION OF PROPERTY TAXES. Ad valorem real property and personal property Taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer. The amount of all such prorations shall be settled and paid on the Closing Date based on assessed values, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

          6.14 OFFERS OF EMPLOYMENT. Buyer may, but shall not be required to, offer employment to individuals who are employees of the Business on or prior to the Closing Date, on wages, terms and conditions and in accordance with hiring practices determined in Buyer's sole discretion. Seller shall cooperate with all requests made by Buyer for the purpose of facilitating Buyer's hiring of such employees. For purposes of this Agreement, "Transferred Employees" shall mean all such employees to whom employment is offered as provided above and who accept employment with Buyer, including without limitation those on medical, disability or other leave of absence, provided that employees on leave shall not be considered Transferred Employees until the date on which each such employee is released by the employee's physician to return to work and the employee actually returns to work. Buyer shall provide health insurance to all Transferred Employees in accordance with Buyer's current health insurance policies, and, in connection therewith, (i) with respect to any length of service requirements applicable to such policies, Buyer shall credit each Transferred Employee with the number of days such Transferred Employee was employed by Seller and (ii) Buyer shall waive any pre-existing condition exclusions applicable to any Transferred Employee who was covered under Seller's health insurance policy. Should any liability occur as a result of the failure to give any required notice under the Worker Adjustment and Retraining Notification Act, Buyer assumes all responsibility and liability for any wages and benefits for employees of the Business who did not receive any such required notice or for civil penalties by local governments which may be imposed for failure to give advance notice under the Worker Adjustment and Retraining Notification Act, including without limitation fines and attorneys' fees. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of Seller or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement.

     6.15 TITLE COMMITMENTS, TITLE POLICIES AND SURVEYS COVERING
          OWNED REAL PROPERTY.

               6.15.1 With respect to each of the Owned Real Properties, Seller, at its sole cost and expense, has delivered or caused to be delivered to Buyer (i) a commitment for title insurance (a "Title Commitment") in a preliminary amount set forth therein and from East Texas Title Company (the "Title Company") setting forth the status of the title of such Owned Real Property and showing all Encumbrances and other matters of record affecting such Owned Real Property and all improvements thereon; and (ii) a true, complete and legible copy of all documents referred to in such Title Commitment.

               6.15.2 Seller, at its sole cost and expense, has delivered or caused to be delivered to Buyer a current on the ground survey for each Owned Real Property (a "Survey") consisting of plats and filed notes prepared by licensed surveyors (together with a computer file of each Survey using Autocad Version 13).

               6.15.3 Prior to the Closing, Seller, at its sole cost and expense, shall be obligated to cure, release or remove all Encumbrances reflected on Schedule 6.15 hereof against the Owned Real Property.

               6.15.4 At the Closing, Seller shall deliver or cause to be delivered to Buyer a Texas Standard Form Owner's Policy of Title Insurance (the "Owners Title Policy") in the amount for each tract of Owned Real Property which is specified in the Agreed Allocation and issued through the Title Company pursuant to the applicable Title Commitment, subject only to such Encumbrances (but excluding the Encumbrances referred to in Schedule 6.15 hereof) set forth in the Title Commitment. Seller shall pay the premium for such insurance and Buyer shall pay for any survey endorsement. At the Closing, Seller shall deliver or cause to be delivered to Buyer executed special warranty deeds with respect to each of the Owned Real Properties, in form and substance reasonably satisfactory to Buyer and its counsel. Seller shall reimburse Buyer for 50% of all costs and expenses incurred by Buyer in connection with the recording of such special warranty deeds.

          6.16 ENVIRONMENTAL INFORMATION. Until the earlier of the Closing Date or the Termination Date and for a period of two years after the Closing Date, Seller shall, within 30 days after its receipt, provide to Buyer copies of any and all documents, records and information that come into Seller's possession or control subsequent to the date hereof concerning Environmental Conditions and/or Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments, or site assessments of any Site and/or adjacent property or other property in the vicinity of any Site owned or operated by Seller relating to the Business prior to the Closing Date, documentation regarding any on-site or off-site Release of Hazardous Materials, spill control plans, permits or registrations and related compliance, and environmental agency reports and correspondence. For a period of two years after the Closing Date, Buyer shall provide to Seller copies of any and all documents, records and information that come into Buyer's possession or control subsequent to the Closing Date concerning Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Buyer or others.

     7.   CONDITIONS OF CLOSING.

          7.1 BUYER'S CONDITIONS OF CLOSING. The obligation of Buyer to purchase and pay for the Purchased Assets and to assume the specified liabilities and obligations set forth herein shall be subject to and conditioned upon, at Buyer's option, the satisfaction at the Closing of each of the following conditions:

               7.1.1 The holders of shares of the issued and outstanding capital stock of Seller shall have duly adopted and approved this Agreement and all transactions contemplated hereby in accordance with the requirements of Delaware law and the certificate of incorporation and by-laws, as amended to the date hereof, of Seller.

               7.1.2  All representations and warranties of
          Seller contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date (except for the failure of any such representation or warranty to be true and correct at and as of the Closing Date resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors) and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Buyer shall have received a certificate of Seller, signed by an authorized officer of Seller and dated the Closing Date, to both such effects.

               7.1.3 As of the Closing, there shall have been no material adverse change since July 31, 1998 in the financial condition, business or affairs of the Business and/or the Purchased Assets (except for any such change resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors), and the Business and/or the Purchased Assets shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of the Business and/or the Purchased Assets, and Buyer shall have received a certificate of Seller, signed by the President of Seller and dated the Closing Date, to both such effects.

               7.1.4  Seller shall have obtained all
          authorizations, consents, waivers, estoppel certificates and approvals as may be required in connection with the assignment of the Leases and of those Contracts to be assigned to Buyer pursuant hereto upon terms acceptable to Buyer in its sole discretion.

               7.1.5 The Encumbrances reflected in Schedule 3.12 and Schedule 6.15 hereof shall have been cured, removed, discharged, released or terminated pursuant to documents in form and substance reasonably acceptable to Buyer and its counsel.

               7.1.6 Seller shall have executed and delivered to Buyer (i) the Bill of Sale, Assignment and Assumption Agreement, (ii) a special warranty deed in form and content reasonably satisfactory to Buyer relating to each tract of the Owned Real Property, and (iii) and such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes hereof.

               7.1.7 Seller shall have delivered or caused to be delivered to Buyer an Owners Title Policy for each tract of the Owned Real Property in accordance with
          Section 6.15.4 hereof.

               7.1.8  Seller shall have delivered to Buyer a
          certificate, dated the Closing Date, of Seller's corporate Secretary certifying:

                    (i)  Resolutions of its Board of Directors
               approving and adopting this Agreement and all transactions contemplated hereby and authorizing Seller's execution, performance and delivery of this Agreement and all agreements, documents and transactions contemplated hereby; and

                    (ii)  The incumbency of its officers
               executing this Agreement and all agreements and documents contemplated hereby.

               7.1.9 The approvals and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, all approvals for transfer of any air permits relating to facilities utilized by the Business).

               7.1.10 No suit, action, investigation, inquiry or other proceeding by any governmental or regulatory authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               7.1.11 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

               7.1.12  Buyer shall have received from Arter &
          Hadden LLP, counsel for Seller, an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit "B".

          7.2 SELLER'S CONDITIONS OF CLOSING. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the Purchased Assets shall be subject to and conditioned upon, at Seller's option, the satisfaction at the Closing of each of the following conditions:

               7.2.1 The holders of shares of the issued and outstanding capital stock of Seller shall have duly adopted and approved this Agreement and all transactions contemplated hereby in accordance with the requirements of Delaware law and the certificate of incorporation and by-laws, as amended to the date hereof, of Seller.

               7.2.2 All representations and warranties of Buyer contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Seller shall have received a certificate of Buyer, signed by an authorized officer of Buyer and dated the Closing Date, to both such effects.

               7.2.3  Seller shall have received the Initial
          Payment in accordance with Section 2.1.2 hereof.

               7.2.4 Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

               7.2.5  Buyer shall have delivered to Seller a
          certificate, dated the Closing Date, of Buyer's corporate Secretary certifying:

                    (i)  Resolutions of its Board of Directors
               adopting and approving this Agreement and all transactions contemplated hereby and authorizing Buyer's execution, performance and delivery of this Agreement and all agreements, documents and transactions contemplated hereby; and

                    (ii)  The incumbency of its officers
               executing this Agreement and all agreements and documents contemplated hereby.

               7.2.7 The approvals and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, all approvals for transfer of any air permits relating to facilities utilized by the Business).

               7.2.8 No suit, action, investigation, inquiry or other proceeding by any governmental or regulatory authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               7.2.9 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

               7.2.10  Seller shall have received from Kelly,
          Hart & Hallman, a professional corporation, counsel for Buyer, an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit "C".

     8.   TERMINATION AND ABANDONMENT.

          8.1 REASONS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date hereof but not later than the Closing:

               8.1.1  by the mutual consent of Seller and Buyer;
          or

               8.1.2  by Buyer at any time after December 31,
          1998 if, by that date, the conditions set forth in
          Section 7.1 hereof shall not have been fulfilled or waived; or

               8.1.3 by Seller at any time after December 31, 1998 if, by that date, the conditions set forth in
          Section 7.2 hereof shall not have been fulfilled or waived; or

               8.1.4 by Buyer at any time if there has been a material adverse change since July 31, 1998 in the business, financial condition, or results of operations of the Business and/or the Purchased Assets (except for any such change resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors); or

               8.1.5 by Buyer or by Seller at any time if there has been a material breach of any representation or warranty made by the other party herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by the other party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder.

          8.2 PROCEDURE UPON AND EFFECT OF TERMINATION. In the event of any termination and abandonment pursuant to Section
     8.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated hereby shall thereupon be terminated and abandoned, without further action by Buyer or by Seller, and there shall be no liability on the part of either Seller or Buyer or their respective officers, directors or shareholders, except for the material breach of any representation, warranty or covenant contained herein that is within the control of the party in breach.

     9.   MISCELLANEOUS.

          9.1 NOTICES. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

          If to Buyer:

               Acme Brick Company
               2821 West Seventh Street
               Fort Worth, Texas  76107
               Attention: Edward L. Stout, President
               Facsimile #: 817/390-2404
               Confirming #: 817/390-2406

          Copy to:

               Wayne B. Whitham, Esq.
               Kelly, Hart & Hallman, a professional corporation
               201 Main Street
               Suite 2500
               Fort Worth, Texas  76102
               Facsimile #: 817/878-9280
               Confirming #: 817/878-3554

          If to Seller:

               Temtex Industries, Inc.
               5400 LBJ Freeway
               Suite 1375
               Dallas, Texas  75240
               Attention: E. R. Buford, President and Chief
                Executive Officer
               Facsimile #: 972/726-0315
               Confirming #: 972/726-7175

               and, prior to the Closing,

               Texas Clay Industries
               P.O. Box 469
               700 West Bartlett Street
               Malakoff, Texas  75148
               Attention: Maury Ward, President
               Facsimile #: 903/489-2480
               Confirming#: 903/489-1331

          Copy to:

               Stanley R. Huller, Esq.
               Arter & Hadden LLP
               1717 Main Street, Suite 4100
               Dallas, Texas  75201-4605
               Facsimile #: 214/741-7139
               Confirming #: 214/761-2100

     or at such other address as may be substituted by giving the other parties not fewer than five business days' advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five business days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          9.2 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 5 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms.
     Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein).
     The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.

          At any time before or after approval and adoption of this Agreement by the stockholders of Seller and prior to the Closing, this Agreement may be amended or supplemented in writing by an affirmative action of the President of Seller and the President of Buyer with respect to any of the terms contained herein except to the extent approval of Seller's stockholders would otherwise be required under any applicable law.

          9.4 GOVERNING LAW. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          THIS AGREEMENT HAS BEEN EXECUTED, ACCEPTED AND
     DELIVERED AND IS PERFORMABLE IN TARRANT COUNTY, TEXAS, AND
     VENUE IN ANY SUIT, PROCEEDING OR ACTION ARISING OUT OF OR
     INVOLVING THIS AGREEMENT SHALL BE IN TARRANT COUNTY, TEXAS.

          9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

          9.6 HEADINGS. Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

          9.7 WAIVERS. Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder. Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand.

          9.8 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          9.9  INCORPORATION OF EXHIBITS AND SCHEDULES.  All
     Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          9.10 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

          9.11 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer's or its successors' or permitted assigns' rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party's consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or permitted assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or permitted assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer; provided further, however, that Seller's or its successors' or permitted assigns' rights hereunder may be assigned or otherwise transferred, in whole but not in part, without any other party's consent,
     (i) to any successor by merger or consolidation, or (ii) after the Closing Date, to any individual, partnership, corporation or other entity deriving title from Seller, or its successors or permitted assigns, to all or substantially all of its assets as constituted on the date of such transfer. No assignment or other transfer permitted by this
     Section 9.11 shall operate as a release of the assignor's obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 9.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

          9.12 Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.
          9.13 References. The use of the words "hereof," "herein," "hereunder," "herewith," "hereto," "hereby," and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

          9.14 Calendar Days, Weeks and Months. Unless otherwise, specified herein, any reference to "day", "week", or "month" herein shall mean a calendar day, week or month.

          9.15 Gender; Plural and Singular. Where the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

          9.16 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

          9.17 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

          9.18 Attorneys' Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney's fees and costs whether suit be filed or not, including without limitation costs and attorneys' fees related to or arising out of any trial or appellate proceedings.

          9.19 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year hereinabove first set forth.


                              BUYER:

                              ACME BRICK COMPANY



                              By:  /s/ EDWARD L. STOUT
                                 ------------------------------
                                    Edward L. Stout, President


                              SELLER:

                              TEMTEX INDUSTRIES, INC.



                              By:  /s/ E. R. Buford
                                 ------------------------------
                                    E. R. Buford, President and
                                    Chief Executive Officer